ABERDEEN STANDARD GOLD ETF TRUST 8-K

Exhibit 99.1

PRESS RELEASE

For immediate release

December 3, 2018

ABERDEEN STANDARD INVESTMENTS REDUCES FEE FOR ITS GOLD EXCHANGE TRADED FUND (SGOL)

Aberdeen Standard Investments has reduced the sponsor fee for the Aberdeen Standard Physical Swiss Gold Shares ETF (NYSE Arca: SGOL) from 0.39% to 0.17%.

The fund is one of the largest of its kind with roughly $800 million in assets under management[1] and will celebrate its tenth anniversary next year. It aims to track the performance of the price of gold bullion, less expenses, as a way to offer investors a cost-effective and convenient way to access the precious metal.

Aberdeen Standard Investments Head of Exchange Traded Funds, Steven Dunn comments: “This fee reduction will make this fund the lowest cost option for tracking physical gold in the US. One of the reasons that the fund has proved so durable is that we have constantly looked at the best way to make it both competitive and a quality product for our clients. The ETF market is constantly evolving and we will continue to adapt what we do to help meet the needs of our clients.”

Aberdeen Standard Investments offers a range of commodity-based ETFs totalling approximately $2.2 billion in assets under managment as of October 31, 2018. It offers a range of funds that track physical prices or share prices of a range of individual or baskets of commodities and precious metals. The firm’s approach is built on understanding investors’ changing needs in order to construct accessible solutions, enabling them to diversify their portfolios beyond traditional asset classes and strategies.

Ends

Media enquiries:

Katie Cowley (US)

+1 215-405-2423

Katie.Cowley@aberdeenstandard.com

Guy Nicholls (UK)

+44 (0)20 7463 5809

guy.nicholls@aberdeenstandard.com

Notes to editors

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For more information about the ETFs available in the U.S., call 844-ETFs-BUY (844-383-7289) or visit www.aberdeenstandardetfs.us.

As of 11/27/2018

PRESS RELEASE

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Aberdeen Standard Investments has relationships with around 500 financial sponsors across approximately 1000 funds globally.

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Aberdeen Standard Investments is a leading global asset manager dedicated to creating long-term value for our clients, and is a brand of the investment businesses of Aberdeen Asset Management and Standard Life Investments.

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With over 1,000 investment professionals we manage US$735.5 billion* of assets worldwide. We have clients in 80 countries supported by 50 relationship offices. This ensures we are close to our clients and the markets in which they invest.

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We are high-conviction, long-term investors who believe teamwork and collaboration are the key to delivering repeatable, strong investment performance. We are resolute in our commitment to active asset management.

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Aberdeen Standard Investments is the asset management business of Standard Life Aberdeen plc, one of the world’s largest investment companies.

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Standard Life Aberdeen plc is headquartered in Scotland. It has around 1.2 million shareholders and is listed on the London Stock Exchange. The Standard Life Aberdeen group was formed by the merger of Standard Life plc and Aberdeen Asset Management PLC on August 14, 2017.

*Standard Life Aberdeen AUM as of June 30, 2018.

Important Information

The Aberdeen Standard Silver ETF Trust, Aberdeen Standard Gold ETF Trust, Aberdeen Standard Platinum ETF Trust, Aberdeen Standard Palladium ETF Trust and Aberdeen Standard Precious Metals Basket ETF Trust are not investment companies registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act. Shares of the Trusts are not subject to the same regulatory requirements as mutual funds. These investments are not suitable for all investors. Trusts focusing on a single commodity generally experience greater volatility.

Aberdeen Standard Investments is a brand of the investment businesses of Aberdeen Asset Management and Standard Life Investments. In the United States, Aberdeen Standard Investments is the marketing name for the following affiliated, registered investment advisers: Aberdeen Asset Management Inc., Aberdeen Asset Managers Ltd., Aberdeen Standard Investments ETFs Advisors LLC , Aberdeen Standard Investments Australia Limited (formerly known as Aberdeen Asset Management Ltd.), Aberdeen Standard Investments (Asia) Limited (formerly known as Aberdeen Asset Management Asia Ltd.), Aberdeen Asset Capital Management, LLC, Standard Life Investments (Corporate Funds) Ltd., and Standard Life Investments (USA) Ltd.

ALPS Distributors, Inc. is the marketing agent for Aberdeen Standard Silver ETF Trust, Aberdeen Standard Gold ETF Trust, Aberdeen Standard Platinum ETF Trust, Aberdeen Standard Palladium ETF Trust  and the Aberdeen Standard Precious Metals Basket ETF Trust. ALPS Distributors, Inc. is the distributor for the Aberdeen Standard Investments ETFs.

Risk Warnings: Exchange traded securities may or may not be suitable for a particular investor. The price of exchange traded securities may go up or down and an investor may not get back the amount invested. Exchange traded securities are priced in either US dollars or Euros and the value of the investment in other currencies will be affected by exchange rate movements. To the extent exchange traded securities are traded in other currencies, their value may also be affected by exchange rate movements. Futures trading is speculative and may result in losses. Past performance is not necessarily indicative of future results.

PRESS RELEASE

Restricted Investors: The distribution of the prospectus and the offering, sale and delivery of exchange traded securities in certain jurisdictions may be restricted by law. Any subscription for exchange traded securities should be made on the basis of the prospectus.

Disclaimer: Any investment in exchange traded securities carries with it certain risks, including those risks set out in the prospectus. You should obtain your own independent financial, taxation and legal advice before making any decisions about an investment in exchange traded securities. This information is not an offer for exchange traded securities and should not be used as the basis for any investment decision.

Diversification does not eliminate the risk of experiencing investment losses.

Commodities generally are volatile and are not suitable for all investors. This material must be accompanied or preceded by the prospectus. Carefully consider each Trust’s investment objectives, risk factors, and fees and expenses before investing. Please click here or visit, www.aberdeenstandardetfs.us, to view the prospectus.

This information does not constitute financial product advice.

Steven Dunn is a registered representative of ALPS Distributors, Inc.

There are risks associated with investing including possible loss of principal.

ALPS is not affiliated with Aberdeen Standard Investments.

Ref: US-261118-77734-1

ETF001343 12/1/2019